Exhibit (10)(xxxiii)

RENASANT CORPORATION
EXECUTIVE EMPLOYMENT AGREEMENT
AMENDMENT NO. 1

THIS AMENDMENT NO. 1 (the “Amendment”) is made and entered into effective as of November 15, 2019 (the “Effective Date”) by and between Bartow Morgan, Jr. (“Executive”) and Renasant Corporation, a Mississippi Corporation (the “Company”), and amends that certain Executive Employment Agreement between the parties first effective as of September 1, 2018 (the “Employment Agreement”; the “Initial Effective Time”).

1.    Section 2 of the Employment Agreement, “Employment; Term and Renewal,” shall be amended as follows:

a.    Section 2.1 of the Employment Agreement, “Position,” shall be amended and restated as follows:

“2.1    Position. As of the Effective Date (as defined in Amendment No. 1 to this Agreement), Renasant Bank (the “Bank”) shall employ and retain Executive as its “Georgia Chairman,” and Executive agrees to be so employed. In such position, Executive shall be generally responsible for assisting in the promotion of the growth and performance of the Bank’s retail and commercial operations in Atlanta, Georgia, and the Bank’s other markets in the State of Georgia (both current markets and markets entered by the Bank after the Effective Date), by providing to those officers and employees engaged in the performance of retail, commercial and other banking services in such markets strategic advice, business development assistance, market introductions, and advocacy for the benefit of the Company and the Bank, among other functions. In such capacity, Executive shall report to the Executive Chairman of the Company and shall perform such additional duties as the Executive Chairman shall reasonably request, from time to time, not inconsistent with his position as Georgia Chairman.”

b.    Section 2.3 of the Employment Agreement, “Term; Renewal,” shall be amended and restated as follows:

“2.3    Term; Renewal. The term of Executive’s employment under this Agreement shall commence as of the Initial Effective Time (as defined in Amendment No. 1 to this Agreement) and be through and until August 31, 2020 (the “Employment Term”). Thereafter, Executive’s employment may be continued for successive one-year periods by the mutual consent of the parties hereto.”

From and after the Effective Date, all references in the Employment Agreement to “Employment Term” shall be deemed to mean Employment Term as defined in this Amendment.

2.    Section 3.2a of the Employment Agreement, “Benefits and Perquisites,” shall be amended by addition of the following at the end:

“Notwithstanding any provision of the PBRP or this Employment Agreement to the contrary, in the event Executive shall cease to be employed after the Employment Term, including by means of the expiration of the Employment Term without continuance by mutual consent of the parties, but excluding in the event of his involuntary separation by the Company on account of Cause, Executive shall be entitled to receive an amount under the PBRP for the Company’s 2020 fiscal year that is no less than the full amount he would have been entitled to receive had he remained employed through the date of payment (with no exercise of negative discretion by the Company’s Board of Directors

Exhibit (10)(xxxiii)

or a committee thereof unless applicable to all similarly-situated executive officers), prorated to reflect Executive’s actual period of service during such fiscal year. Payment of such amount shall be made in the form of a single-sum as of the date on which bonuses are paid for the 2020 fiscal year to PBRP participants generally.”

3.    Section 4.7 of the Employment Agreement, “Expiration of Agreement,” shall be administered without the requirement of notice of non-renewal, whether by the Company or Executive, and Executive agrees that he shall only be paid or provided those amounts described in Section 4.4a, b, d and e of the Employment Agreement pursuant to Section 4.7a of the Employment Agreement if the Employment Agreement shall expire and not be continued by the mutual consent of the parties hereto.

4.    Section 6 of the Employment Agreement, “Limitations on Activities,” shall be amended as follows:

a.    For periods from and after the Effective Date, the restrictions on Executive’s activities set forth in Section 6.3 of the Employment Agreement, “Non-Solicitation,” shall be effective as follows:

i.
Commencing on his Separation Date and continuing until May 15, 2021, if Executive’s termination of employment is a result of any of the following events: (A) the expiration of the Employment Term, without continuation by the mutual consent of the parties hereto, (B) Executive’s involuntary termination by the Company without Cause, or (C) Executive’s separation from employment on account of Constructive Termination; and

ii.
For the 24-month period commencing on his Separation Date, if Executive’s termination of employment is as a result of either of the following events: (A) Executive’s involuntary separation by the Company on account of Cause, or (B) his voluntary separation from employment other than on account of Constructive Termination or expiration of the Employment Term.

b.    For periods from and after the Effective Date, the restrictions on Executive’s activities set forth in Section 6.4 of the Employment Agreement, “Non-Competition,” shall be effective as follows:

i.
Commencing on his Separation Date and continuing until November 15, 2020, if Executive’s termination of employment is a result of any of the following events: (A) the expiration of the Employment Term, without continuation by the mutual consent of the parties hereto, (B) Executive’s involuntary termination by the Company without Cause, or (C) Executive’s separation from employment on account of Constructive Termination; and

ii.
For the 12-month period commencing on his Separation Date if Executive’s termination of employment is as a result of either of the following events: (A) Executive’s involuntary separation by the Company on account of Cause, or (B) his voluntary separation from employment other than on account of Constructive Termination or expiration of the Employment Term.

c.    Notwithstanding the foregoing, the parties agree that, upon a Change in Control (as defined in the Employment Agreement), regardless of the termination of Executive’s employment or the reason therefor, the restrictions set forth in Sections 6.3 and 6.4 of the Employment Agreement (to the extent still

Exhibit (10)(xxxiii)

in effect as of the effective date of the Change in Control) shall expire and shall not be applicable for periods on and after the effective date of such Change in Control.

5.    The parties agree that, except as explicitly amended herein, the terms of the Employment Agreement remain in full force and affect and shall be deemed ratified and confirmed by the execution of this Amendment.

6.    By execution below, Executive acknowledges and agrees in favor of the Company and the Bank that neither the amendment of his Employment Agreement as provided herein nor Executive’s position and duties with the Bank as described in Section 2.1 of the Employment Agreement (as amended hereby) shall constitute an event or condition giving rise to a claim of “Constructive Termination“ as defined in Section 4.4 of the Employment Agreement.

THIS AMENDMENT NO. 1 may be executed in multiple counterparts, including by means of facsimile or “PDF” transmission, each of which shall be deemed an original and all of which taken together shall constitute one and the same agreement.

RENASANT CORPORATION             EXECUTIVE

/s/ Bartow Morgan, Jr.
By: /s/ C. Mitchell Waycaster                 Bartow Morgan, Jr.
Its: President and Chief Executive Officer        Date: November 18, 2019
Date: November 18, 2019

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